FORM 8-K

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) June 1, 2001.


                              HIGH PLAINS CORPORATION

                (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)


200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                   (316) 269-4310
                           (Registrant's telephone number)



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Item 5  Other Information


Wichita, KS, June 1, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced that it will retain ownership of its Portales, New Mexico facility as the agreement to sell the plant to Natural Chem Industries, LLC of Houston, Texas has expired.

After several extensions, High Plains said that the buyer was unable to complete the requirements to close the agreement by the designated expiration date of May 31, 2001.

"We look forward to continuing to own and operate the plant," said Gary Smith, president and CEO of High Plains, "and are pleased to retain the 14 million gallons per year that it produces during this period of high interest in alternative fuels. The current economics in the ethanol industry, with product prices near historic highs and continued favorable pricing for our raw materials, have helped Portales to contribute positively to our overall results during this past fiscal year. With profit margins expected to continue favorable for all of our facilities, Portales should add importantly to our profitability for the foreseeable future."

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     June 1, 2001                              HIGH PLAINS CORPORATION


                                                    /s/Gary R. Smith
                                                    President & CEO